Exhibit 99.1

Sanchez Energy Announces Private Offering of $350 Million in Senior Notes

HOUSTON, TEXAS — JUNE 3, 2013 — Sanchez Energy Corporation (NYSE: SN) announced today that it has commenced a private offering to eligible purchasers of $350 million in aggregate principal amount of senior notes due 2021.  Sanchez Energy intends to use the net proceeds from this offering to repay all of the approximately $96 million in borrowings outstanding under its first lien revolving credit facility, to retire its second lien term loan facility after repaying in full the $50 million in borrowings outstanding and for general corporate purposes.  The senior notes will be senior unsecured obligations of Sanchez Energy and will be guaranteed on a senior unsecured basis by, with certain exceptions, substantially all of its existing and future subsidiaries.

The securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company plans to offer and issue the securities only to qualified institutional buyers as defined in Rule 144A of the Securities Act and to persons outside the United States pursuant to Regulation S.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SOURCE Sanchez Energy Corporation